Exhibit 10.7

EXECUTIVE RETENTION AND SEVERANCE AGREEMENT

THIS EXECUTIVE RETENTION AND SEVERANCE AGREEMENT is made and entered into as of October 10, 2005 (the “Effective Date”), by and between LeMaitre Vascular, Inc. (the “Company”) and George W. LeMaitre (the “Executive”).

IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

“Board” means the Board of Directors of the Company.

“Cause” means any of (a) the Executive’s continued failure to perform the Executive’s duties with the Company for thirty (30) days after a written demand for performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not performed the Executive’s duties, (b) the engaging by the Executive in acts of dishonesty or moral turpitude, illegal conduct or gross misconduct, including, without limitation, fraud, misrepresentation, theft, and embezzlement, (c) the Executive’s violation of company policy or refusal to follow a lawful directive of the Board, which violation or refusal is not remedied within ten (10) days after receipt of notice thereof from the Company, (d) the Executive’s breach of the Employee Obligations Agreement, (e) the engaging by the Executive in conduct that is likely to affect adversely the business and/or reputation of the Company or (f) the death or Disability of the Executive.

“Disability” means the inability to engage in the performance of the Executive’s duties with the Company for a period of at least one-hundred eighty (180) days in any three hundred sixty (360) day period by reason of a physical or mental impairment, with reasonable accommodations.

“Employee Obligations Agreement” means that certain Employee Obligations Agreement between the Company and the Executive dated May 16, 2002.

“Good Reason” means any of (a) a material reduction in the Executive’s responsibilities, (b) a material reduction of the Executive’s base salary and benefits, other than a reduction that is common (on either an absolute or proportional basis) either to all employees of the Company or to all members of the Company’s Executive Committee, or (c) a relocation of the Executive’s place of work without the Executive’s consent to a location outside a sixty (60) mile radius of the Company’s current Burlington, Massachusetts office.

“Lump Sum Payment” shall mean a single payment of the applicable sum hereunder, paid to the Executive no later than thirty (30) days from the execution and delivery of the release referenced in Section 2.2(c).

“Severance Pay” shall mean two (2) weeks of the Executive’s base salary as of the date of Termination for each completed twelve-month period of the Executive’s service prior to the Termination, but in no event shall such amount exceed fifty-two (52) weeks of such base salary. In any event, such amount shall be reduced by applicable withholding and other taxes.

“Termination” means a termination of employment of the Executive: (a) by the Company without Cause; or (b) by the Executive for Good Reason. Notwithstanding anything to the contrary herein, a “Termination” shall not include termination of the employment of Executive in connection with a merger, reorganization, sale of the Company’s business, assets or similar transaction, provided that the Executive is immediately rehired on comparable terms by the Company’s successor entity. For the avoidance of doubt, a “Termination” shall not include a termination of employment of the Executive (a) by the Company for Cause; or (b) by the Executive without Good Reason.

2. TERMINATION OF EMPLOYMENT

2.1 Employment-At-Will: The Executive acknowledges and understands that his employment with the Company is at-will and, subject to the Company’s severance obligations set forth in Section 2.2 below, can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter the Executive’s at-will employment status or obligate the Company to continue to employ the Executive for any specific period of time, or in any specific role or geographic location.

2.2 Severance

(a) Upon a Termination of the Executive, provided that the Executive complies with Section 2.2(c) below, and subject to Section 3 below, the Executive shall receive the Severance Pay as a Lump Sum Payment.

(b) Upon a Termination of the Executive, provided that the Executive complies with Section 2.2(c) below, and subject to Section 3 below, the Company will pay its customary share of the premiums for continuation of the Executive’s health coverage under COBRA (the “Premium Payments”) for two weeks for each completed twelve-month period of the Executive’s service prior to the Termination. If the Executive becomes eligible for alternative coverage from or under another employer’s group plan for any portion of the aforementioned period, the Company may discontinue the Premium Payments.

(c) The receipt by the Executive of the Severance Pay and Premium Payments shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise) and is subject to and conditioned upon (i) the Executive’s delivery of a signed nondisparagement agreement and release of known and unknown claims related to the Executive’s employment in a form satisfactory to the Company, (ii) the resignation by the Executive as an officer and director of the Company, and (iii) the Executive’s delivery to the Company of all property of the Company which may be in the Executive’s possession, custody or control.

3. EMPLOYEE OBLIGATIONS AGREEMENT.

The Executive hereby ratifies and confirms each of the terms of the Employee Obligations Agreement. If the Executive is at any time found to have in any manner breached the Employee Obligations Agreement, then the Company’s duty to pay any Severance Pay to the Executive and make any Premium Payments shall terminate from the date that such breach occurred and Executive shall immediately reimburse the Company for any Severance Pay payments and Premium Payments made by the Company after the first date on which such breach occurred.

4. COMPENSATION COMMITTEE APPROVAL

This contract shall not be valid or enforceable unless and until approved by the Board or the Compensation Committee thereof.

5. GENERAL

5.1 This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles.

5.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement and the Employee Obligations Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company, on the other hand. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him.

5.3 The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	LEMAITRE VASCULAR, INC.

/s/ George W. LeMaitre	By:	/s/ Lawrence Jasinski
George W. LeMaitre	Name:	Lawrence Jasinski
	Title:	Director

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